EXHIBIT 10.49

AGREEMENT FOR PURCHASE AND SALE

OF

44960 Warm Springs Boulevard, Fremont, California

June 13, 2003

AGREEMENT FOR PURCHASE AND SALE
OF
44960 WARM SPRINGS BOULEVARD, FREMONT, CALIFORNIA

     THIS AGREEMENT FOR PURCHASE AND SALE (this “Agreement”) is made and entered into as of June 13, 2003 by and between ASYST TECHNOLOGIES, INC., a California corporation (“Seller”), and MILPITAS SQUARE 880 @ 237, LLC (“Buyer”).

RECITALS

     A. Seller owns certain unimproved real property situated at 44960 Warm Springs Boulevard, Fremont, California, together with associated intangible personal property.

     B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer, subject to the terms and conditions contained in this Agreement, the foregoing real property and any and all associated tangible and intangible personal property owned by Seller.

AGREEMENT

     NOW, THEREFORE, Buyer and Seller do hereby agree as follows:

     1. Basic Definitions.

          1.1 Closing Date. The term “Closing Date” shall mean August 22, 2003.

          1.2 Contract Period. The term “Contract Period” shall mean the period from the Effective Date through and including the Closing Date.

          1.3 Deposit. The term “Deposit” shall mean the amount described in Section 5.1 (“Deposit”).

          1.4 Effective Date. The term “Effective Date” shall mean the date set forth in the opening paragraph above.

          1.5 Inspection Period. The term “Inspection Period” shall be that period commencing on the Effective Date and concluding at 5:00 o’clock p.m. on July 14, 2003.

          1.6 Property. The term “Property” shall mean that certain unimproved real property situated at 44960 Warm Springs Boulevard, Fremont, California, which is further described in Exhibit A (Property Description) attached hereto and made a part hereof and all of the tenements, hereditaments and appurtenances belonging to or in any way appertaining to such real property, and all of Seller’s right, title and interest in and to such real property, including (i) any and all real property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any easements and rights appurtenant to such real property.

          1.7 Title Company. The term “Title Company” shall mean First American Title Company, 1737 N. First Street, Suite 500, San Jose, California 95112.

     2. Purchase and Sale.

          2.1 Purchase and Sale. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property upon all of the terms, covenants and conditions set forth in this Agreement.

          2.2 Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be the sum of Fifteen Million Five Hundred Thousand and 00/100ths Dollars ($15,500,000.00). The Purchase Price shall be payable by Buyer to Seller as set forth below:

               2.2.1 Subject only to the provisions of Section 3.1.1(c) and Section 3.1.1(d) the Deposit shall be non-refundable and released to Seller without the need for additional instructions to Title Company upon conclusion of the Inspection Period unless this Agreement is terminated in the manner provided in Section 3.2 (Failure or Waiver of Conditions Precedent). The Deposit and shall be applied to the Purchase Price as set forth in Section 5.1 (Deposit).

               2.2.2 The balance of the Purchase Price shall be paid in cash on the Closing Date through the escrow described in Section 6.1 (Escrow Arrangements).

          2.3 Buyer’s Review and Seller’s Disclaimer.

               2.3.1 During the Inspection Period, Buyer shall be permitted to make such review and inspection of the physical, legal, economic and environmental condition of the Property as Buyer desires in Buyer’s sole discretion, including without limitation, the review and approval of, any contracts affecting the Property, all books and records maintained by Seller or Seller’s agents relating to the Property, boundary and other survey-related issues relating to the Property, pest control matters, soil condition, asbestos, PCB, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, plans and specifications, traffic patterns and all other information pertaining to the Property. Except as otherwise set forth in this Agreement, Seller shall cooperate in Buyer’s review and provide Buyer with the opportunity to review all contracts, development agreements, financial reports and surveys, if any; all third party reports relating to the Property, and all similar materials in Seller’s possession relating to the Property.

               2.3.2 Buyer acknowledges and agrees that Buyer (i) has entered into this Agreement with the intention of making and relying upon Buyer’s own investigation of the physical, environmental, economic and legal condition of the Property, and (ii) is not relying upon any representations and warranties, other than those specifically set forth in this Agreement. Buyer further acknowledges that Buyer has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of Buyer’s own accounting, tax, legal, architectural, engineering, property management and other advisors except for any express representations or warranties provided to Buyer in this Agreement. To the extent Buyer closes, Buyer specifically undertakes and assumes all risks and liabilities associated with ownership of the Property. Subject only to the provisions of Section 4.1 (Seller’s Warranties and Representations), Buyer shall (i) purchase the Property in its “AS IS” condition on the Closing Date and, (ii) assume the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by Buyer’s investigation.

               2.3.3 Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth in this Agreement and except with respect to any fraud or willful misconduct on the part of Seller, Buyer, for itself and Buyer’s agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, Seller’s agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of or related to the economic, legal, physical or environmental condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters. For the foregoing purposes, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other state, territory or jurisdiction. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS
FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF
KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS
SETTLEMENT WITH THE DEBTOR.

     Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

/s/ Philip Su
Buyer

               2.3.4 Buyer’s exercise of the rights of review and inspection set forth in Section 2.3.1 shall be subject to the following limitations: (i) any entry onto the Property by Buyer, Buyer’s agents or representatives, shall be following reasonable prior notice to Seller, (ii) Buyer shall not conduct any drilling, test borings or other disturbance of the Property for review of soils, compaction, environmental, structural or other conditions without Seller’s prior written consent, which consent shall not be unreasonably withheld; (iii) Buyer shall indemnify, defend and hold Seller harmless from all loss, cost, and expense resulting from any entry or inspections performed by Buyer, Buyer’s agents or representatives and (iv) delivery to Seller of reasonably satisfactory evidence of general liability insurance coverage naming Seller as an additional insured and in an amount of not less than $3,000,000 per occurrence.

          2.4 Permitted Title Exceptions.

               2.4.1 Title Objections. CPS-Commercial Property Services (the “Seller’s Broker”) has delivered to the Buyer a preliminary title report dated May 23, 2003,

with respect to the Property, together with documents and information pertaining to the exceptions to title listed in such report (the “PTR”). At least ten (10) days prior to the conclusion of the Inspection Period, Buyer shall deliver, or cause to be delivered, to Seller written notice of all exceptions to title contained in the PTR which Buyer desires to have removed (collectively, the “Title Objections”). Those exceptions to title which Buyer does not submit written objection to shall be considered to be permitted Exceptions (collectively, the “Permitted Exceptions”). Within five (5) days of Seller’s receipt of the Title Objections, Seller shall deliver or cause to be delivered to Buyer written notice stating whether or not Seller will remove or cause Title Company to insure around each Title Objection by the Closing Date. Buyer’s reasonable consent shall be required, in the event Seller seeks to have Title Company insure over any Title Objections, as opposed to removing them entirely. As to those Title Objections which Seller does not agree to remove, Buyer shall have until the conclusion of the Inspection Period to determine whether to (i) purchase the Property subject to such Title Objections in which case they shall be deemed Permitted Exceptions or (ii) deliver written notice to Seller terminating this Agreement, in which event Buyer shall be entitled to the immediate full refund of the Deposit. For avoidance of doubt, Buyer’s failure deliver the notice provided in subsection (ii) above shall be considered Buyer’s acceptance of the Title Objections and election to proceed with the purchase of the Property.

               2.4.2 ALTA Survey. Seller’s Broker has also delivered to Buyer an ALTA Survey (the “Survey”) of the Property dated June 22, 2000. Buyer shall, at Buyer’s expense, obtain during the Inspection Period any update of the Survey desired by Buyer or required by Title Company as a condition to the issuance of the Title Policy described in Section 3.1.1(a) below. Should any additional title issues arise from any update of the Survey which Buyer desires to be removed (the “Survey Objections”), Buyer shall deliver, or cause to be delivered, to Seller written notice of all Survey Objections at least ten (10) days prior to the conclusion of the Inspection Period. Within five (5) days of Seller’s receipt of the Survey Objections, Seller shall deliver or cause to be delivered to Buyer written notice stating whether or not Seller will remove each Survey Objection by the Closing Date. Those Survey Objections which Seller agrees to remove shall be deemed Title Objections. As to those Survey Objections which Seller does not agree to remove Buyer shall have until the conclusion of the Inspection Period to determine whether to (i) purchase the Property subject to such Survey Objections in which case they shall be deemed Permitted Exceptions or (ii) deliver written notice to Seller terminating this Agreement, in which event Buyer shall be entitled to the immediate full refund of the Deposit. For avoidance of doubt, Buyer’s failure deliver the notice provided in subsection (ii) above shall be considered Buyer’s acceptance of the Survey Objections and election to proceed with the purchase of the Property.

     3. Conditions Precedent.

          3.1 Conditions.

               3.1.1 Notwithstanding anything in this Agreement to the contrary, Buyer’s obligation to purchase the Property shall be subject to and contingent upon Buyer’s satisfaction or waiver of the following conditions precedent:

                    (a) Buyer’s inspection and approval, in Buyer’s sole and absolute discretion, within the Inspection Period, of any and all physical, environmental, economic and legal matters relating to the Property;

                    (b) Title Company’s commitment prior to expiration of the Inspection Period to issue, upon the condition of the payment of its regularly scheduled premium, its American Land Title Association extended coverage Owner’s Policy of Title Insurance 1970 Form B (the “Title Policy”), with such endorsements as may have been reasonably requested by Buyer and agreed to by Title Company during the Inspection Period, insuring Buyer in the amount of the Purchase Price that fee title to the Property is vested of record in Buyer on the Closing Date subject only to the printed conditions and exceptions of such policy and the Permitted Exceptions;

                    (c) Seller’s performance or tender of performance of all of Seller’s material obligations under this Agreement and the material truth and accuracy as of the Closing Date of Seller’s express representations and warranties contained in Section 4.1 (Seller’s Warranties and Representations); and

                    (d) Title Company being ready willing and able to issue the Title Policy in accordance with the commitment referenced in Section 3.1.1(b).

               3.1.2 Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver, in Seller’s sole and absolute discretion, of Buyer’s performance of all material obligations under this Agreement and the material truth and accuracy as of the Closing Date of Buyer’s express representations and warranties contained in Section 4.3 (Buyer’s Warranties and Representations).

          3.2 Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Section 3.1 (Conditions) are not fulfilled or waived, the party benefited by such condition may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except with respect to any indemnification obligations arising prior to such termination. Notwithstanding any contrary provision of this Agreement: (i) Buyer shall be deemed to have completed the inspection and approval described in Section 3.1.1(a) above and the conditions set forth in Section 3.1.1(a) and 3.1.1(b) shall be deemed satisfied or waived with respect to all matters described therein unless Buyer delivers to Seller written notice of failure of such condition on or prior to the close of the Inspection Period; and (ii) if this Agreement is terminated by written notice from Buyer to Seller of the failure of a condition set forth in Section 3.1.1 above prior to the end of the Inspection Period, the full amount of the Deposit shall be immediately returned to Buyer. In any event, the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions as a condition to the Closing. For avoidance of doubt, the failure of one or more conditions precedent in Section 3.1.1 (a) or Section 3.1.2 shall not entitle Buyer to a refund of the Deposit.

     4. Covenants, Warranties And Representations.

          4.1 Seller’s Warranties and Representations. Seller hereby makes the following representations and warranties to Buyer, each of which warranties and representations shall be true and correct as of the date of this Agreement and as of the Closing:

               4.1.1 Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, all actions of Seller necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of Seller have been taken;

               4.1.2 To Seller’s knowledge, there are no contracts or agreements relating to the occupancy, improvement, maintenance, repair, use or operation of the Property under which Seller is a party (either directly or through a property manager) which will remain in effect following the Closing; and

               4.1.3 To Seller’s knowledge, Seller has received no written notice from any governmental authorities (i) that eminent domain proceedings for the condemnation of the Property are pending, or (ii) alleging any current violation of any laws, ordinances or regulations applicable to the Property.

               4.1.4 To Seller’s knowledge, Seller has received no written notice of any threatened or pending litigation against Seller or affecting the Property which would materially and adversely affect the Property and/or Seller’s capacity to perform under this Agreement;

               4.1.5 Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code;

     As used herein, the term “Seller’s knowledge” or words of similar effect shall mean the current actual, knowledge of Geoff Ribar. Neither Geoff Ribar nor any party other than Seller shall bear responsibility for any breach of representation. Seller, however, represents and warrants that Geoff Ribar is the individual with principal administrative and oversight responsibility for, and the most actual knowledge within Seller’s organization regarding, the Property.

          4.2 Seller’s Covenants. Seller hereby covenants and agrees as follows:

               4.2.1 During the Contract Period, Seller shall ensure that the Property is operated and maintained in a manner consistent with the current manner of operation and maintenance of the Property and shall maintain current levels and coverages of insurance and Seller shall not permit, create or acquiesce in the creation of liens or exceptions to title other than the Permitted Exceptions, voluntarily take any action (other than as may be permitted pursuant to subparagraphs 4.2.1 and 4.2.2 of this Section 4.2 (Seller’s Covenants)) to render any of the representations or warranties of Seller set forth in Section 4.1 (Seller’s Warranties and Representations) materially incorrect.

               4.2.2 Seller shall not enter into any agreement (or take any action) which would impair Buyer’s rights under this Agreement or which would result in any adverse change to the Property and/or any rights Buyer would be acquiring under this Agreement from the circumstances existing on the Effective Date, or which would otherwise limit or impair Buyer’s ability to acquire the Property as provided in this Agreement.

          4.3 Buyer’s Warranties and Representations. Buyer hereby represents and warrants to Seller, each of which warranties and representations shall be true and correct as of the date of this Agreement and as of the Closing, that (i) Buyer has and as of the Closing Date shall have, full power and lawful authority to enter into and carry out the terms and conditions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, (ii) all actions necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement to be executed on behalf of Buyer or Buyer’s assignee have been taken, and (iii) Buyer has received no written notice of any threatened or pending litigation which would materially and adversely affect Buyer’s capacity to perform under this Agreement.

          4.4 Limitations. The parties agree that (i) Seller’s warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement, as well as Buyer’s right to recover any damages incurred by Buyer as a result of Seller’s breach of this Agreement, or any indemnification due to Buyer pursuant to the terms hereof, shall survive Buyer’s purchase of the Property for a period of six (6) months from the Closing (the “Limitation Period”), and (ii) Buyer shall provide prompt written notice within the Limitation Period to Seller of any breach of such warranties or representations or covenants of which Buyer becomes actually aware after Closing and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable time period, so long as such cure has been commenced within such thirty (30) days and diligently pursued. If Seller fails to cure such breach after actual written notice and within such cure period, Buyer’s sole remedy after the Closing Date for breach of such a representation or warranty or covenant shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within the Limitation Period; provided, however, that if within the Limitation Period Buyer gives Seller written notice of such a breach and Seller commences to cure and thereafter terminates such cure effort, Buyer shall have an additional thirty (30) days from the date of such termination within which to commence an action at law for damages as a consequence of Seller’s failure to cure. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such warranties or representations or covenants.

     5. Deposit.

          5.1 Deposit. Upon execution of this Agreement, Buyer shall deliver to Title Company, for deposit into escrow in an interest bearing account, the sum of Two Hundred Thousand and 00/100ths Dollars ($200,000.00) in cash or cash equivalent (the “Initial Deposit”). Upon conclusion of the Inspection Period, Buyer shall deposit into escrow in the same account as the Initial Deposit, the sum of Eight Hundred Thousand and 00/100ths Dollars ($800,000.00) in cash or cash equivalent (the “Additional Deposit”). The Initial Deposit and the Additional Deposit, together with any and all interest accrued on such sums through the conclusion of the Inspection Period, shall be collectively referred to in this Agreement as the “Deposit”. Upon the Closing, the entire amount of the Deposit shall be credited against the Purchase Price.

          5.2 Liquidated Damages. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S DAMAGES IN THE EVENT OF A MATERIAL BREACH OF THIS AGREEMENT BY BUYER RESULTING IN A FAILURE TO CLOSE WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE DUE TO BUYER’S MATERIAL BREACH, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. BUYER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE REMEDY OF SELLER IN THE EVENT OF A MATERIAL BREACH OF THIS AGREEMENT BY BUYER RESULTING IN A FAILURE TO CLOSE. THE DAMAGE LIMITATIONS PROVIDED IN THIS ARTICLE V SHALL NOT APPLY TO ANY INDEMNITY OBLIGATIONS OF BUYER TO SELLER OR ANY AMOUNTS DUE TO SELLER UNDER SECTION 7.7 (ATTORNEY’S FEES).

ACCEPTED AND AGREED TO:

/s/ Geoffery G. Ribar	/s/ Philip Su
Seller	Buyer

          5.3 Survival. Subject to limitations set forth in Section 4.4 (Limitations), all of the provisions of this Section 5 (Deposit) shall survive the Closing and will not merge with the Deed.

     6. Escrow and Closing.

          6.1 Escrow Arrangements. An escrow for the purchase and sale contemplated by this Agreement has been opened by Buyer and Seller with Title Company. At least one (1) business day before the Closing Date, Seller and Buyer shall each deliver escrow instructions to Title Company consistent with this Section 6 (Escrow and Closing), and the parties shall deposit in escrow the funds and documents described below.

               6.1.1 Seller shall deposit (or cause to be deposited):

                    (a) a duly executed and acknowledged grant deed in favor of Buyer from Seller with respect to the Property in the form attached to this Agreement as Exhibit B (the “Deed”);

                    (b) a certificate from Seller certifying the information required by § 8662 of the California Revenue and Taxation Code and the regulations issued thereunder to establish that the transaction contemplated by this Agreement is exempt from the tax withholding requirements of such provisions (the “California Certificate”);

                    (c) a certificate from Seller certifying the information required by § 445 of the Internal Revenue Code and the regulations issued thereunder to establish, for the purposes of avoiding Buyer’s tax withholding obligations, that Seller is not a “foreign person” as defined in Internal Revenue Code § 445(f)(3) (the “FIRPTA Certificate”); and

                    (d) such other documents reasonably required by the Title Company to consummate this transaction.

               6.1.2 Buyer shall deposit immediately available funds sufficient to pay the balance of the Purchase Price, plus sufficient additional cash to pay Buyer’s share of all escrow costs and closing expenses.

          6.2 Closing. Title Company shall close escrow (the “Closing”) on the Closing Date by:

               6.2.1 recording the Deed;

               6.2.2 issuing the Title Policy to Buyer;

               6.2.3 delivering to Buyer the FIRPTA Certificate and the California Certificate executed by Seller; and

               6.2.4 delivering to Seller of immediately available funds in the amount of the Purchase Price, as adjusted for credits, prorations and closing costs in accordance with this Section 6 (Escrow and Closing).

          6.3 Prorations. Real estate taxes and assessments constituting a lien and allocable to the payment period that includes the Closing Date, personal property taxes, if any, rental income and all other items of income, if any, and expense with respect to the Property shall be prorated between Seller and Buyer as of the Closing Date. Income and expenses shall be prorated on the basis of a 30-day month and on the basis of the accrual method of accounting. All such items attributable to the period through and including the Closing Date shall be credited to Seller; all such items attributable to the period following the Closing Date shall be credited to Buyer. Seller shall be credited in escrow with any refundable deposits or bonds held by any utility, governmental agency or service contractor with respect to the Property.

          6.4 Other Closing Costs.

               6.4.1 Seller shall pay (i) fifty percent (50%) of any county documentary transfer or transaction taxes or fees due on the transfer of the Property, (ii) fifty percent (50%) of any city documentary transfer or transaction taxes or fees due on the transfer of the Property, and (iii) all fees and expenses of Seller’s legal counsel and other third party consultants engaged by or on behalf of Seller in connection with this transaction; and (vi) any prepayment fees or penalties, if any, as well as any other amounts to pay off all Monetary Liens.

               6.4.2 Buyer shall pay (i) the premium for the Title Policy (including costs of endorsements, extended coverage and related survey costs), (ii) any sales or use taxes determined to be payable in connection with this transaction, (iii) fifty percent (50%) of any county documentary transfer or transaction taxes or fees due on the transfer of the Property, (iv) fifty percent (50%) of any city documentary transfer or transaction taxes or fees due on the transfer of the Property, (v) all escrow, recording or other fees or costs charged by or reimbursable to Title Company, and (vi) fees and expenses of Buyer’s legal counsel and other third party consultants engaged by or on behalf of Buyer in connection with this transaction.

               6.4.3 Any costs and expenses of closing that are not expressly identified in subparagraph 6.4.1 or 6.4.2 above shall be allocated between the parties in accordance with prevailing custom in Alameda County.

     7. Miscellaneous.

          7.1 Brokerage Commissions. Seller has been represented by Seller’s Broker and Buyer has been represented by CPS-Commercial Property Services (“Buyer’s Broker”, and together with Seller’s Broker, the “Brokers”). Seller shall pay Seller’s Broker pursuant to the terms of a separate written agreement between Seller and Seller’s Broker. Seller’s Broker shall pay Buyer’s Broker pursuant to the terms of a separate written agreement between Seller’s Broker and Buyer’s Broker. Each party to this Agreement represents and warrants to the other that no person or entity other than the Brokers can properly claim a right to a real estate commission, real estate finder’s fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, “Real Estate Compensation”) based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys’ fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such acts. The provisions of this Section shall survive the Closing and shall not be deemed merged into the Deed.

          7.2 Successors and Assigns. Buyer may not assign any of Buyer’s rights or duties hereunder without the prior written consent of Seller; provided that Buyer may assign this Agreement to an entity affiliated with Buyer which has, in Seller’s reasonable judgment, the financial capacity to perform the obligations of Buyer hereunder. No assignment by Buyer shall relieve Buyer of Buyer’s obligations under this Agreement. Subject to the limitations on assignment expressed in this Section 7.2 (Successors and Assigns), this Agreement shall be binding upon, and inure to the benefit of, Buyer and Seller and their respective successors and assigns.

          7.3 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by United States Postal Service, postage prepaid or certified mail, return receipt requested, by any nationally known overnight delivery service, by courier, or in person. All notices shall be deemed to have been given forty-eight (48) hours following deposit in the United States Postal Service or upon personal delivery if sent by overnight delivery service, courier or personally delivered. All notices shall be addressed to the party at the address below:

To Seller:	Asyst Technologies, Inc.
48761 Kato Road
Fremont, CA 94538
Attn: Geoff Ribar

with a copy to:	Gray Cary Ware and Freidenrich LLP
400 Hamilton Avenue
Palo Alto, CA 94301
Attn: Patrick J. McGaraghan, Esq.

To Buyer:	Philip Su
Milpitas Square 880 @ 237, LLC or Assignee
39812 Mission Blvd., Suite 203
Fremont, CA 94539

and with a copy to:	Steven Hallgrimson, ESQ
Berliner Cohen
10 Almaden Avenue
San Jose, CA 95112

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 7.3 (Notices). The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

          7.4 Time. Time is of the essence of every provision contained in this Agreement.

          7.5 Possession. The rights of possession of the Property shall be delivered to Buyer on the Closing Date.

          7.6 Incorporation by Reference. All of the exhibits attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

          7.7 Attorneys’ Fees. In the event any dispute between Buyer and Seller should result in litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation, including, without limitation, reasonable attorneys’ fees. The provisions of this Section shall survive the Closing and shall not be deemed merged into the Deed.

          7.8 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

          7.9 Governing Law. This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of California.

          7.10 Counterparts. This Agreement may be executed in one or more counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not a signatory to the same counterpart. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both parties have duly executed or caused a counterpart of this Agreement to be executed and delivered to the other party.

          7.11 Entire Agreement. This Agreement and the attached exhibits, which are by this reference incorporated herein, and all documents in the nature of such exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding.

          7.12 Business Days. If the date on which any act or event is to occur under this Agreement or on which any time period specified under this Agreement is to end falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday.

          7.13 Backup Offers/Disclosures. Upon signing this Agreement, Seller agrees to suspend active marketing of the Property but may respond subject to the following sentence to prospective buyers that contact Seller. Seller may inform prospective buyers that the Property is under contract but Seller shall in no way discuss or communicate to any such prospective buyers and/or representatives for any prospective buyers any other information concerning this transaction, including without limitation the specific terms of this Agreement, the status or terms of any Settlement negotiations, or any future agreements with Buyer.

          7.14 Third Parties. This Agreement is entered into for the sole benefit of Buyer and Seller and their respective permitted successors and assigns. No party other than Buyer and Seller and such permitted successors and assigns shall have any right of action under or rights or remedies by reason of this Agreement.

          7.15 Condemnation.

               7.15.1 This Agreement shall be governed by the Uniform Vendor and Purchaser Risk Act as set forth in Section 1662 of the California Civil Code (the “Act”) as supplemented by this Section 7.15 (Condemnation). For purposes of the Act, a taking by eminent domain of a portion of the Property shall be deemed to affect a “material part” of the Property if the estimated value of the portion of the Property taken (plus other reasonably anticipated attendant costs/losses, including lost revenues, if not appropriately reflected in the value of the portion which is subject to taking) exceeds Five Hundred Thousand Dollars ($500,000).

               7.15.2 As used in this Section 7.15 (Condemnation), the phrase “estimated value” shall mean an estimate obtained from a M.A.I. appraiser, who has at least five (5) years experience evaluating Property located in the County where the Property is located, similar in nature and function to that of the Property, selected by Seller and approved by Buyer.

Buyer shall not unreasonably withhold, condition or delay Buyer’s approval under this Section. The other necessary determinations in Section 7.15.1 and 7.15.2 shall also be determined by qualified professionals so jointly selected by Seller and Buyer.

               7.15.3 Buyer shall have the right to terminate this Agreement if a material part of the Property is taken by eminent domain. Buyer may give written notice of Buyer’s election to terminate this Agreement under the Act within ten (10) business days after Buyer is notified in writing by the person(s) making the determinations under Section 7.15.1 and 7.15.2 of any condemnation of the Property which entitles Buyer to terminate this Agreement. If Buyer does not give such notice within such time period, then this Agreement shall remain in full force and effect and there shall be no reduction in the Purchase Price, but Seller shall, at Closing, assign to Buyer the entire award payable with respect to such condemnation proceeding.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the dates set forth below:

SELLER:	ASYST TECHNOLOGIES, INC., a
Date: 06/17/03	California corporation

	By:	/s/ Geoffery G. Ribar

Geoffery G. Ribar
Senior Vice-President and Chief Financial Officer

BUYER:
Date: 06/17/03	Milpitas Square 880 @ 237, LLC

	By:	/s/ Philip Su

Philip Su

EXHIBIT “A”

Description:

The land referred to herein is situated in the State of California, County of Alameda, City of Fremont, and is described as follows:

ALL THAT PORTION OF THE FOLLOWING DESCRIBED PROPERTY LYING EASTERLY OF THE EASTERN LINE OF THE PARCEL OF LAND CONVEYED TO THE CITY OF FREMONT, A MUNICIPAL CORPORATION, RECORDED NOVEMBER 19, 1982, SERIES NO. 82-167729, OFFICIAL RECORDS.

PORTION OF THE 99.66 ACRE TRACT OF LAND IN RANCHO DEL AGUA CALIENTE CONVEYED BY JOEL LEVIN AND MARY LEVIN TO TIMOTHY TWOHIG, BY DEED DATED SEPTEMBER 29, 1883, RECORDED OCTOBER 1, 1883, IN BOOK 258 OF DEEDS, AT PAGE 39, ALAMEDA COUNTY RECORDS, DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE SOUTHEASTERN LINE OF SAID 99.66 ACRE TRACT OF LAND WITH THE NORTHEASTERN LINE OF COUNTY ROAD 397, OR ROAD FROM CENTERVILLE TO SAN JOSE; AND RUNNING THENCE ALONG THE LAST NAMED LINE, NORTH 42-1/2° WEST, 25.35 CHAINS TO THE SOUTHEASTERN LINE OF THE 40 ACRE TRACT OF LAND DESCRIBED IN THE DEED BY MARIA HIGUERA PERALTA AND ANTONIO G. PERALTA TO GABRIEL PERALTA, DATED AUGUST 19, 1864, RECORDED AUGUST 22, 1864, IN BOOK P OF DEEDS, AT PAGE 697, ALAMEDA COUNTY RECORDS; THENCE ALONG THE LAST NAMED LINE, NORTH 77-1/4° EAST, 47.25 CHAINS TO THE NORTHEASTERN LINE OF SAID 99.66 ACRE, TRACT OF LAND; THENCE ALONG THE LAST NAMED LINE, SOUTH 33-1/4° EAST, 23.49 CHAINS TO THE SOUTHEASTERN LINE OF SAID 99.66 ACRE TRACT OF LAND; AND THENCE ALONG THE LAST NAMED LINE, SOUTH 77-1/2° WEST, 43.07 CHAINS TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM:

ALL THOSE PORTIONS THEREOF CONDEMNED TO THE PEOPLE OF THE STATE OF CALIFORNIA, ACTING BY AND THROUGH THE DEPARTMENT OF PUBLIC WORKS, IN THE FINAL ORDER OF CONDEMNATION, CASE NO. 377245, RECORDED MARCH 18, 1969, REEL 2366, IMAGE 491, SERIES NO. 69-30027, DESIGNATED AS PARCELS 1A, 1B AND 1D.

APN:  519-1310-034-11

EXHIBIT B

DEED

Assessor’s Parcel No.

RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:

MAIL TAX STATEMENTS TO:

GRANT DEED

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, ASYST TECHNOLOGIES, INC., a California corporation, HEREBY GRANTS to Milpitas Square 880 @ 237, LLC or Assignee, all that real property in Alameda County, California, described as follows:

SEE EXHIBIT “A” ATTACHED HERETO AND BY THIS REFERENCE INCORPORATED HEREIN.

This conveyance is made subject to all liens and encumbrances of record.

GRANTOR:

ASYST TECHNOLOGIES, INC., a California corporation

By:

Geoffery G. Ribar
Senior Vice-President and Chief Financial Officer
Date: , 2003

MAIL TAX STATEMENTS AS DIRECTED ABOVE

Documentary Transfer Tax

STATEMENT OF TAX DUE AND REQUEST THAT TAX DECLARATION NOT BE MADE A PART OF THE PERMANENT RECORD IN THE OFFICE OF THE COUNTY RECORDER PURSUANT TO SECTION 11932 OF THE CALIFORNIA REVENUE AND TAXATION CODE.

TO:	REGISTRAR-RECORDER
COUNTY OF ALAMEDA

     It is hereby requested in accordance with the provisions of the Documentary Transfer Tax Act that the amount of tax due not be shown on the attached Grant Deed (the “Deed”), but be affixed to the Deed after recordation and before return as directed on said Deed.

The Deed names Milpitas Square 880 @ 237, LLC or Assignee, as Grantee.

     The property being conveyed pursuant to the Deed (as defined therein) is located in the City of Fremont, County of Alameda, State of California.

     The amount of documentary transfer tax due on the attached Deed is                     Dollars ($                   ), computed on the full value of the interest conveyed by the Deed.

SELLER:

ASYST TECHNOLOGIES, INC., a California corporation

By:

Geoffery G. Ribar
Senior Vice-President and Chief Financial Officer
Date: , 2003

STATE OF CALIFORNIA	)
) ss.
COUNTY OF	)

On                    , before me,                    ,
Personally appeared                    (name of witness),

* *	personally known to me
-or-
* *	proved to me on the basis of satisfactory evidence to be the person whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.

Signature of the Notary

CAPACITY CLAIMED BY SIGNER
Though statute does not require the Notary to fill in the data below, doing so may prove invaluable to persons relying on the document.

* *	Individual
* *	Corporate Officer(s)

* *	Partner(s)	* *	Limited
		* *	General
* *	Attorney-in-Fact
* *	Trustee(s)
* *	Guardian/Conservator
* *	Other:

SIGNER IS REPRESENTING:
Name of person(s) or entity(ies)

This certificate must be attached	Title or Type of Document:
to the document described at right:
Number of Pages:

Date of Document:

Signer other than named above: